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                                   EXHIBIT 11

                             SCHOLASTIC CORPORATION
            COMPUTATION OF NET INCOME PER CLASS A, COMMON AND CLASS A
                       SHARE AND COMMON SHARE EQUIVALENTS
             (Amounts in thousands except shares and per share data)

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
                                                      Three Months Ended               Six Months Ended
                                                 ---------------------------     --------------------------
                                                 November 30,   November 30,     November 30,  November 30,
                                                     1996           1995             1996          1995
                                                 -----------    ------------     ------------  ------------
                                                         (Unaudited)                     (Unaudited)

Net income used for primary earnings per
   share                                         $    38,470     $    31,122     $    24,479     $    21,330
Net interest savings from assumed conversion
   of Convertible Subordinated Debentures                853             853           1,705             995
                                                 -----------    ------------     -----------     ------------

Net income used for fully diluted earnings
   per share                                     $    39,323     $    31,975     $    26,184     $    22,325
                                                 ===========    ============     ===========     ============

Primary:
Weighted average Class A and Common
   Shares outstanding                             15,946,780      15,761,145      15,915,111      15,733,686
Common Share equivalents arising from
   outstanding options computed on the
   treasury stock method                             375,694         419,105         339,277         366,480
                                                 -----------    ------------     -----------     ------------

Primary Class A, Common and Class A
   Share and Common Share Equivalents
   outstanding                                    16,322,474      16,180,250      16,254,388      16,100,166

Fully Diluted:
Additional dilutive effect of outstanding
   options computed on the treasury stock
   method                                             24,159          46,360          56,573          73,652
Assumed conversion of Convertible
   Subordinated Debentures                         1,434,155       1,434,155       1,452,045         834,851
                                                 -----------    ------------     -----------     ------------
Fully diluted Class A, Common and Class
   A Share and Common Share Equivalents
   outstanding                                    17,780,788      17,660,765      17,763,006      17,008,669
                                                 ===========    ============     ===========     ============


Primary earnings per share                       $      2.36     $      1.92     $      1.51     $      1.32
Fully diluted earnings per share                 $      2.21     $      1.81     $      1.47     $      1.31
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